EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of October 2000 between Emanuel Kronitz (the "Employee") and TTR Technologies Ltd., an Israeli company (the "Company").

                               W I T N E S S E T H

      WHEREAS, the Company is wishes to employ the Employee in accordance with the terms and conditions of this Agreement, and the Employee wishes to be so employed.

NOW THEREFORE, the parties hereto agree as follows:

1. Employment. With effect from the effective date (as defined in section 2), the Company hereby engages Employee to serve as Vice President of Administration. The Employee shall perform such duties, undertake such responsibilities and exercise such authority as the Board of Directors or the General Manager of the Company shall designate and shall report to the Chief Executive Officer. 2. Duties. The Employee shall be primarily responsible for the managing the day to day finances and operations of the Company, including:

-     overseeing the bookkeeping and interfacing with the Company accountants,

-     hiring and firing of employees and overseeing employee relations,

-     administering all aspects of research and development.

2. Term.

      2.1 Employee's employment under this Agreement shall commence as of October 1, 2000 (the "Effective Date") and, unless otherwise provided, shall end on the earlier of (i) the death or disability (as defined herein ) of the Employee, (ii) termination of Employee's employment by Company with cause (as defined herein); (iii) after three years from the Effective Date (the "initial term"), (iv) termination of Employee's employment without cause by the Company upon payment of the greater of the amount of salary due Employee from the date of termination until the end of the then current term of this contract and one year's salary (Severance Pay) or by Employee upon 90 days prior written notice. At the Company's sole discretion Severance Pay will be paid in one lump sum or in equal monthly installments until the longer of the end of the period of the contract or one year. After the expiration of such initial term (other than for reasons set forth in clauses (i), (ii) and (iv) this Agreement shall automatically be renewed for additional three (3) year periods on the same terms and conditions set forth herein (unless mutually agreed otherwise).

      2.2 For the purpose of this paragraph 2, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability shall occur at the end of any such period.

      2.3 For the purpose of this paragraph 2, "cause" shall exist if Employee
(i) engages in willful misconduct or acts in bad faith with respect to the Company, in connection with and related to the employment hereunder, (ii) is convicted of a felony, provided that with respect to clauses (i) and (ii), if Employee has cured any such condition within 15 days following delivery of the advance notice, then "cause" shall be deemed not to exist.

3. Compensation

      3.1 During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Company shall pay to the Employee for all services rendered hereunder, as salary, payable not less often than once per month and in accordance with the Company's normal and reasonable payroll practices, a monthly gross amount equal to U.S. $14,166 (the "Gross Salary") payable in NIS (according to the representative rate of exchange at the Company's bank on the date of payment) or US dollars, less required employee deductions under law.

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      3.2 The Company and the Employee will obtain and maintain Manager's
Insurance (Bituach Menahalim) under Israeli law for the benefit of the Employee in the customary form in Israel. Each of the Company and the Employee shall contribute toward the premiums payable in respect of such insurance those amounts which would be recognized under applicable law, but in no event shall such contributed amounts be more than thirteen and one third percent (13 1/3%) of each monthly Gross Salary payment from the Company and five percent (5 %) of such amount from the Employee. In Addition, the Company shall pay 2.5% of each monthly Gross Salary payment for Disability Insurance in Israel. It is hereby agreed that provided Employee is not terminated under section 2.3 (iii or iv), he shall be entitled upon termination or expiration of this Agreement to the amount paid by the Company (13 1/3%) hereunder, and to the extent available, (and without derogating from section 2.1 above) such payment shall be in lieu and in full and final substitution of any severance pay required under law.

      3.3 The Company and the Employee shall maintain an advancement fund under Israeli law (keren Heshtamlut) for exclusive benefit of the Employee. The Company shall contribute to such fund an amount equal to 7-1/2% of each monthly Gross Salary payment and the employee shall contribute to such fund an amount equal to 2-1/2% of each monthly Gross Salary payment. The Employee hereby instructs the Company to transfer to such advancement fund the amount of the Employee's and the Company's contribution from each monthly Gross Salary payment.

      3.4 Company shall provide Employee with use of automobile which employee shall choose at his sole discretion and Company shall pay for registration, gas, maintenance and insurance; and shall provide the Employee with a cell phone and pay for its maintenance and use.

4. Vacation. The Employee shall be entitled to 22 working days of paid vacation during each fiscal year that this Agreement is in effect to be taken at times as agreed upon by the parties.

5. Development Rights. The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Upon the Company's request (whenever made), Employee shall execute and assign to the Company all the rights in the proprietary information.

6. Secrecy and Nondisclosure The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, know-how, data, and other information which are not of public knowledge or record pertaining to the Company's business (existing, potential, and future), including without limitation all business information relating to customers and supplies and products of which the employee becomes aware during and as a result of employment with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during and after the term of this Agreement, any such information detailed herein.

7. Non-Competition & Poaching

      7.1 During the term of this Agreement and for a term of one (1) year after Employee ceases to be employed by the Company, Employee will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) engage in or contribute his knowledge to any work or activity that involves a product, process, service or development which directly competes with the business of the Company, now or hereafter existing.

      7.2 Employee acknowledges that the restricted period of time and geographical location specified under this Section 7 are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

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      7.3 The Employee shall not at any time during the period from the termination of this Agreement or any extension hereof, to the expiry of six (6) months, employ or attempt to employ or solicit or endeavor to entice away from or discourage from being employed by the Company any person who is, or shall at any time until the termination of this Agreement or any extension hereof, one of the employees of the Company.

8. Miscellaneous

      8.1 Employee Representations. The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which he is party, (ii) does not require the consent of any person, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

      8.2 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties and supersedes any and all prior discussions and agreements and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties.

      8.3 Notices. All notices or other communications required or desired to be sent to either Party shall be in writing and shall be sent by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth in the Preamble to this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this Clause. Any such notice shall have been deemed to have been delivered if served by hand when delivered, if by Registered or Certified Mail 48 hours after posting if within the same country or 14 days if posted from another country, and by telex or facsimile transmission when dispatched and receipt confirmed by recipient party.

      8.4 Severability. Any term or provision of this Agreement which is found by a court, tribunal or arbitration panel to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the other terms or provisions of this Agreement. In the event that any term or provision of this Agreement is found to be unenforceable or ineffective, then the reviewing court, tribunal or arbitration panel may modify such term or provision to the extent necessary to render it enforceable and the parties agree to be bound by and perform this Agreement as modified.

      8.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel..

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed by the date stated above.

TTR Technologies Ltd..


/s/ Marc D. Tokayer                         /s/ Emanuel Kronitz
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                                            Emanuel Kronitz